Exhibit 99-B.10

Consent of Independent Auditors

The Board of Directors of ING Life Insurance and Annuity Company and Contract Owners of Variable Annuity Account C:

We consent to the use of our report dated March 27, 2001 relating to the consolidated financial statements of ING Life Insurance and Annuity Company (formerly Aetna Life Insurance and Annuity Company) for the period from December 1, 2000 to December 31, 2000 ("Successor Company") and for the period from January 1, 2000 to November 30, 2000 ("Preacquisition Company") which are incorporated by reference in the Registration Statement on Form N-4 (33-81216). Our reports refer to the acquisition, effective November 30, 2000, by ING America Insurance Holdings Inc. of all of the outstanding stock of Aetna Inc., Aetna Life Insurance and Annuity Company's indirect parent and sole shareholder in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

Hartford, Connecticut December 8, 2003